Exhibit 10.2

Unit PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of June 5, 2020 (the “Effective Date”), is by and among Collier Creek Holdings, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (as defined below), the “Buyer”), BSOF SN LLC, a Delaware limited liability company (“Seller”), and solely for purposes of and to the extent referenced in Article 1, Article 4, Article 5 and Article 6, Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and together with Series U, the “Issuers”). The Buyer, Seller, and the Issuers are referred to in this Agreement as the “Parties”. Capitalized terms used herein and not otherwise defined will have the meaning set forth in the Business Combination Agreement, dated as of the date hereof (the “Business Combination Agreement”), by and among the Buyer, Utz Brands Holdings, LLC, a Delaware limited liability company (the “Company”), Series U, and Series R.

WHEREAS, Seller is party to that certain Second Amended and Restated Limited Liability Company Agreement of UM Partners, LLC, dated as of October 1, 2019 (the “UM Partners LLCA”);

WHEREAS, Seller, Series U, Series R, SRS Leasing, LLC (“SRS”) and UQF Holdings, Inc., in its capacity as the Sellers’ Representative, are parties to that certain Securities Purchase Agreement, dated as of October 1, 2019 (the “Securities Purchase Agreement”), pursuant to which, among other things, each of Series U, Series R and SRS sold preferred units and common units to Seller;

WHEREAS, as of the date hereof, as a result of a restructuring of the subsidiaries of Series U and Series R and the merger of SRS into a subsidiary of Series U, Seller owns, in the aggregate, (i) 21,250 Series A Preferred Units of Series R (the “Series R Preferred”), (ii) 103,750 Series A Preferred Units of Series U (the “Series U Preferred” and, together with the Series R Preferred, the “Preferred Units”), (iii) 54,427 Common Units of Series R (the “Series R Common”), and (iv) 47,633.14 Common Units of Series U (the “Series U Common” and, together with the Series R Common, the “Common Units” and, together with the Preferred Units, the “UM Partners Units”);

WHEREAS, in connection with the Closing and immediately after the consummation of the transactions contemplated by this Agreement, the Issuers will redeem from the Buyer, and the Buyer will have redeemed by the Issuers, all of the UM Partners Units, in exchange for the Exchanged Company Units (the “Redemption”);

WHEREAS, in connection with the transactions set forth in the Business Combination Agreement, the Parties wish to enter into this Agreement; and

WHEREAS, Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from Seller, the UM Partners Units, subject to the terms and conditions set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.            Purchase and Sale of UM Partners Units.

1.1            Sale of UM Partners Units. Subject to the terms and conditions of this Agreement, simultaneously with and subject to the Closing (as defined below), Seller shall irrevocably sell, assign and transfer to the Buyer, and the Buyer shall purchase from Seller, all right, title and interest in and to the UM Partners Units, free and clear of all Liens, other than Securities Liens and Liens set forth in the Governing Documents of the Issuers, for an amount in cash equal to the amount Seller would have been entitled to receive in respect of the UM Partners Units if such UM Partners Units had been redeemed as of the Closing Date pursuant to Section 3.6 of the UM Partners LLCA (the “Purchase Price”). A sample calculation of the Purchase Price and the allocation thereof among the Series R Preferred, the Series R Common, the Series U Preferred and the Series U Common, in each case, are set forth on Exhibit A hereto. No later than three (3) Business Days prior to the Closing, the Issuers shall deliver to Seller a calculation setting forth the amount of the Purchase Price calculated in accordance with Exhibit A attached hereto and all information, documentation and data reasonably necessary to support such calculation. Seller hereby agrees and acknowledges that the Purchase Price is all of the consideration Seller is entitled to receive in respect of the UM Partners Units if such UM Partners Units had been redeemed as of the Closing Date pursuant to Section 3.6 of the UM Partners LLCA.

1.2            Closing; Conditions to Closing.

(a)            The closing of the purchase and sale of the UM Partners Units (the “Closing”) shall take place substantially simultaneously with and shall be subject to the consummation of the transactions set forth in the Business Combination Agreement (the “BCA Closing”). The date on which the Closing occurs is referred to as the “Closing Date”.

(b)            The obligation of each Party to consummate the Closing is subject to the satisfaction (or the waiver in writing by such Party) of the following conditions at or prior to the Closing (or at such other time as otherwise set forth below):

(i)            the BCA Closing shall occur substantially simultaneously with the Closing;

(ii)           no Governmental Entity shall have enacted, issued or promulgated any Law that has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby; and

(iii)          no Governmental Entity shall have issued or entered any Order that has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby.

(c)            The obligation of the Buyer to consummate the Closing is subject to the satisfaction (or the waiver in writing by the Buyer) of the following conditions at or prior to the Closing:

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(i)            Seller shall have delivered to the Buyer a properly completed and duly executed Internal Revenue Service Form W-9;

(ii)            Seller shall have delivered to the Buyer an assignment with respect to all of the UM Partners Units in the form attached as Exhibit B hereto, duly executed by Seller;

(iii)            (A) each of the representations and warranties of Seller set forth in Section 2.1 (Organization; Authority; Enforceability), Section 2.2 (Capitalization and Ownership), Section 2.3 (Noncontravention) and Section 2.4 (Brokerage) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the Effective Date and on and as of the Closing Date (as if made on and as of the Closing Date); and (B) the other representations and warranties set forth in Article 2 shall be true and correct in all material respects on and as of the Effective Date and on and as of the Closing Date (as if made on and as of the Closing Date); provided, that in the case of clause (B), each of the representations and warranties qualified by the term “material,” “material adverse effect” or words of similar import shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date (as if made on and as of the Closing Date); and

(iv)            Seller shall have delivered to the Buyer a duly executed certificate from an authorized Person of Seller in the form attached hereto as Exhibit C (the “Seller Bring-Down Certificate”), dated as of the Closing Date, certifying that the condition set forth in Section 1.2(c)(iii) hereof with respect to Seller has been satisfied.

(d)            The obligation of Seller to consummate the Closing is subject to the satisfaction (or the waiver in writing by Seller) of the following conditions at or prior to the Closing:

(i)            the Buyer shall have paid (A) the Purchase Price and (B) any accrued and unpaid amount of the Commitment Fee (as defined in the Securities Purchase Agreement) with respect to the period ending on the Closing Date, in each case, in cash by wire transfer of immediately available funds to such bank account as shall be designated by Seller no later than three (3) Business Days prior to the Closing;

(ii)           (A) each of the representations and warranties of the Buyer set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2 (Noncontravention) and Section 3.4 (Brokerage) shall be true and correct in all material respects on and as of the Effective Date and on and as of the Closing Date (as if made on and as of the Closing Date); provided, that each of the representations and warranties qualified by the term “material,” “material adverse effect” or words of similar import shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date (as if made on and as of the Closing Date); and (B) the other representations and warranties set forth in Article 3 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date (as if made on and as of the Closing Date), except, in the case of clause (B), to the extent such failure of any representation or warranty to be so true and correct has not had or would not be reasonably expected to have a material adverse effect upon the ability of the Buyer to perform its obligations and to consummate the transactions contemplated by this Agreement; and

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(iii)          the Buyer shall have delivered to Seller a duly executed certificate from an authorized Person of the Buyer in the form attached hereto as Exhibit D (the “Buyer Bring-Down Certificate”), dated as of the Closing Date, certifying that the condition set forth in Section 1.2(d)(ii) hereof with respect to the Buyer has been satisfied.

2.            Representations and Warranties of Seller. Seller hereby represents and warrants to the Buyer that:

2.1            Organization; Authority; Enforceability. Seller is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Seller is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller. Seller has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The board of managers (or equivalent) of Seller has duly approved this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. No other limited liability company proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties thereto) constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Seller is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

2.2            Capitalization and Ownership. Seller is the sole legal and beneficial owner of, and has good and valid title to, the UM Partners Units as of the Effective Date and, as of immediately prior to the Closing, Seller will have good and valid title to the UM Partners Units free and clear of all Liens, in each case, other than Securities Liens and Liens set forth in the Governing Documents of the Issuers, and such title to the UM Partners Units shall duly transfer to and vest in the Buyer at the Closing. No Person has any present or future right to acquire all or any portion of the UM Partners Units, other than pursuant to the Governing Documents of the Issuers. The UM Partners Units represent all of the Equity Interests of Series U and Series R which Seller or any of its Affiliates, directly or indirectly, owns or holds either of record or beneficially. Except for Seller’s rights and obligations set forth in the UM Partners LLCA and the Securities Purchase Agreement (which rights and obligations shall (a) remain in full force and effect at all times prior to the Closing and (b) terminate effective at the Closing in accordance with the terms of this Agreement), Seller does not have any outstanding subscription, warrant, option, call, right, obligation or other agreement or commitment pursuant to which Seller may purchase, acquire or otherwise receive from Series U or Series R or any other Person any Equity Interests of Series U or Series R.

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2.3            Noncontravention. The consummation by Seller of the transactions contemplated by this Agreement do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the UM Partners Units under, (vi) require any approval under, from or pursuant to, or (vii) require any filing with, any of the following: (x) any material Contract to which Seller is a party, (y) any Governing Document of Seller or (z) any Governmental Entity under or pursuant to any Law or Order to which Seller is bound or subject, with respect to clauses (x), (y) and (z) that are or would reasonably be expected to be materially adverse to Seller or materially impair or delay the ability of the Seller to consummate the transactions contemplated by this Agreement.

2.4            Brokerage. Seller has not directly or indirectly incurred any Liability in connection with this Agreement or the transactions contemplated hereby that would result in the obligation of the Buyer or the Company (or any of its subsidiaries) to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

2.5            Litigation. There are no material Proceedings pending or, to the actual knowledge of Seller, threatened against Seller or, to the actual knowledge of Seller, any director, officer or employee of Seller (in their capacity as such), and during the past two (2) years, there have not been any such Proceedings and Seller is not subject to or bound by any material outstanding Orders, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the ability of Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

2.6            No Other Representations and Warranties; Non-Reliance. In making its determination to enter into this Agreement, Seller has relied on the results of its own independent investigation and solely on the representations and warranties set forth in Article 3 and the calculation of the Purchase Price and all information, documentation and data supporting such calculation, in each case, delivered by the Buyer and the Issuers prior to the Closing in accordance with Section 1.1, and has not relied on any other oral or written information provided by the Buyer or the Issuers or any of their Representatives. Except for the representations and warranties set forth in this Article 2, none of Seller nor any Person acting on behalf of Seller has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to Seller and Seller disclaims any such representation or warranty. Except for the specific representations and warranties made by the Buyer in Article 3, Seller specifically disclaims that it is relying upon any other representations or warranties that may have been made by the Buyer.

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3.            Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to Seller that:

3.1            Organization; Authority; Enforceability. Until the occurrence of the Domestication, the Buyer is an exempted company with limited liability duly formed, validly existing and in good standing under the Laws of the Cayman Islands and upon the occurrence of the Domestication, the Buyer will be a Delaware corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Buyer is or will be qualified to do business and is or will be in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Buyer Material Adverse Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer’s obligations hereunder and the transactions contemplated hereby, have been duly approved and authorized by all requisite Board action on the part of the Buyer. No other proceedings on the part of the Buyer (including, without limitation, any action by the Board or shareholders of the Buyer), except for the receipt of the Required Vote, are necessary to approve and authorize the execution and delivery of this Agreement, the performance of Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the other parties thereto) constitutes the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

3.2            Noncontravention. The consummation by the Buyer of the transactions contemplated by this Agreement do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon its Equity Interests under, (vi) require any approval under, from or pursuant to, or (vii)  require any filing with, any of the following: (x) any Contract or lease to which the Buyer is a party, (y) any Governing Document of the Buyer, or (z) any Governmental Entity under or pursuant to any Law or Order to which the Buyer is bound or subject, with respect to clauses (x), (y) and (z) that are or would reasonably be expected to be materially adverse to the Buyer or materially impair or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.

3.3            Litigation. There are no material Proceedings pending or, to the actual knowledge of the Buyer, threatened against the Buyer or, to the actual knowledge of the Buyer, any director, officer or employee of the Buyer (in their capacity as such), and during the past two (2) years there have not been any such Proceedings and the Buyer is not subject to or bound by any material outstanding Orders, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the ability of Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

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3.4            Brokerage. The Buyer has not directly or indirectly incurred any Liability in connection with this Agreement, or the transactions contemplated hereby, that would result in the obligation of Seller to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

3.5            Investment Intent.

(a)            The Buyer understands and acknowledges that the acquisition of the UM Partners Units involves substantial risk. The Buyer has experience as an investor in securities of companies such as the Issuers, and the Buyer can bear the economic risk of its investment and has sufficient knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of its investment in the UM Partners Units.

(b)            Except as set forth in the Business Combination Agreement, the Buyer is acquiring the UM Partners Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any UM Partners Units, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)            The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)            The Buyer understands and acknowledges that the UM Partners Units have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the UM Partners Units and that there can be no assurance that a public market will develop.

3.6            Financial Ability. The Buyer will have at Closing sufficient cash to enable it to pay the Purchase Price.

3.7            No Other Representations and Warranties; Non-Reliance. In making its determination to enter into this Agreement, the Buyer has relied on the results of its own independent investigation and solely on the representations and warranties set forth in Article 2, and has not relied on any other oral or written information provided by Seller or its representatives. Except for the representations and warranties set forth in this Article 3, none of the Buyer nor any Person acting on behalf of the Buyer has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Buyer and the Buyer disclaims any such representation or warranty. Except for the specific representations and warranties made by Seller in Article 2, the Buyer specifically disclaims that it is relying upon any other representations or warranties that may have been made by Seller.

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4.            Covenants.

4.1            Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the period between the Effective Date and the Closing, the Parties shall use their respective commercially reasonable efforts to (a) take, or cause to be taken, all necessary action (including executing and delivering any agreements, certificates, instruments and documents that are necessary for the consummation of the transactions contemplated by this Agreement), and (b) do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement.

4.2            Public Announcements; Press Releases. No press or other public release or public disclosure by any Party or its Affiliates that relates to the transfer of the UM Partners Units or contains any reference to any other Party or its Affiliates shall be issued without the prior written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such release or disclosure (including any SEC filing) which is required by applicable Law or the requirements of any stock exchanges. Notwithstanding the immediately preceding sentence, (a) each of the Buyer and the Issuers shall (i) consult with Seller as to the timing of all press or other public release or public disclosure (excluding any SEC filing) that relates to the transfer of the UM Partners Units or contains any reference to Seller or its Affiliates, (ii) allow Seller reasonable time to review and comment on all press or other public release or public disclosure (including any SEC filing) that relates to the transfer of the UM Partners Units or contains any reference to Seller or its Affiliates in advance of its issuance, and (iii) consider in good faith any comments to such release or disclosure (including any SEC filing) made by Seller, and (b) this Section 4.2 shall not prohibit Seller or its Affiliates from disclosing any information to Seller’s and its Affiliates’ respective Affiliates and any existing or prospective general and limited partners, equity holders, members, managers and investors of any of the foregoing to the extent disclosed in compliance with Section 8.23 of the UM Partners LLCA.

4.3            Releases.

(a)            Subject to the other provisions in this Section 4.3, effective upon the Closing, Seller, on behalf of itself and its current and former Affiliates and their respective successors and assigns (collectively, the “Seller Releasing Parties”), irrevocably and unconditionally releases, waives and forever discharges the Buyer, Series U and Series R, and each of the Buyer’s, Series U’s and Series R’s respective current and former Affiliates (including the Company and its subsidiaries), and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (collectively, the “Seller Released Parties”), from and against any and all Liabilities (including attorneys’ fees) and causes of actions of the Seller Releasing Parties, of any kind or nature whatsoever (whether now known or unknown, mature or unmatured, suspected or unsuspected, absolute or contingent) that such Seller Releasing Party has ever had, has or may after the Closing have against any of the Seller Released Parties with respect to any matter from the beginning of time through the Closing arising out of, relating to or resulting from any of the following (collectively, the “Seller Released Matters”): (i) the ownership of the UM Partners Units, (ii) the conduct or operations of Series U or Series R or their respective direct or indirect Subsidiaries or Affiliates prior to the Closing, (iii) the UM Partners LLCA, the Third Amended and Restated Limited Liability Company Agreement of SRS, dated as of October 1, 2019, as in effect immediately prior to the merger of SRS with and into Utz Quality Foods, LLC on December 30, 2019 (the “SRS Leasing LLCA”), and the Securities Purchase Agreement or any contracts, certificates or other documents entered into or delivered in connection with the Securities Purchase Agreement, the UM Partners LLCA or the SRS Leasing LLCA, or (iv) service as an observer appointed by Seller with respect to the board of managers of Series U or Series R or any committees thereof. Seller shall not, and shall cause the other Seller Releasing Parties not to, seek to recover any amounts in connection with the Seller Released Matters from any Seller Released Party.

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(b)            Subject to the other provisions in this Section 4.3, effective upon the Closing, each Issuer, on behalf of itself and its current and former Affiliates and their respective successors and assigns (collectively, the “Issuers Releasing Parties”), irrevocably and unconditionally releases, waives and forever discharges the Seller, and each of its current and former Affiliates, and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (collectively, the “Issuers Released Parties”), from and against any and all Liabilities (including attorneys’ fees) and causes of actions of the Issuers Releasing Parties, of any kind or nature whatsoever (whether now known or unknown, mature or unmatured, suspected or unsuspected, absolute or contingent) that such Issuers Releasing Party has ever had, has or may after the Closing have against any of the Issuers Released Parties with respect to any matter from the beginning of time through the Closing arising out of, relating to or resulting from any of the following (collectively, the “Issuers Released Matters”): (i) the ownership of the UM Partners Units, (ii) the conduct or operations of Series U or Series R or their respective direct or indirect Subsidiaries or Affiliates prior to the Closing, (iii) the UM Partners LLCA, the SRS Leasing LLCA and the Securities Purchase Agreement or any contracts, certificates or other documents entered into or delivered in connection with the Securities Purchase Agreement, the UM Partners LLCA or the SRS Leasing LLCA, or (iv) service as an observer appointed by Seller with respect to the board of managers of Series U or Series R or any committees thereof. No Issuers Releasing Party shall, or shall cause any other Issuers Releasing Party to, seek to recover any amounts in connection with the Issuers Released Matters from any Issuers Released Party.

(c)            Subject to the other provisions in this Section 4.3, effective upon the Closing, the Buyer, on behalf of itself and its current and former Affiliates and their successors and assigns (collectively, the “Buyer Releasing Parties”), irrevocably and unconditionally releases, waives and forever discharges the Seller, and each of its current and former Affiliates, and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (collectively, the “Buyer Released Parties”, together with the Seller Released Parties and the Issuers Released Parties, the “Released Parties”), from and against any and all Liabilities (including attorneys’ fees) and causes of actions of the Buyer Releasing Parties, of any kind or nature whatsoever (whether now known or unknown, mature or unmatured, suspected or unsuspected, absolute or contingent) that such Buyer Releasing Party has ever had, has or may after the Closing have against any of the Buyer Released Parties with respect to any matter from the beginning of time through the Closing arising out of, relating to or resulting from any of the following (collectively, the “Buyer Released Matters”, together with the Seller Released Matters and the Issuers Released Matters, the “Released Matters”): (i) the ownership of the UM Partners Units, (ii) the conduct or operations of Series U or Series R or their respective direct or indirect Subsidiaries or Affiliates prior to the Closing, or (iii) the UM Partners LLCA and any contracts, certificates or other documents entered into or delivered in connection with the UM Partners LLCA. No Buyer Releasing Party shall, or shall cause any other Buyer Releasing Party to, seek to recover any amounts in connection with the Buyer Released Matters from any Buyer Released Party.

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(d)            It is the intention of each Party, in executing the release set forth in Section 4.3 and in giving and receiving the consideration called for in this Agreement, that this release shall be effective upon the Closing as a full and final accord and satisfaction and general release of and from all of its applicable Released Matters. Seller hereby represents to the Buyer, Series U and Series R that Seller has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Seller Released Matters and that, to the actual knowledge of Seller, no Person other than Seller has any interest in such Seller Released Matters by applicable Law or Contract by virtue of any action or inaction by Seller in a manner that would derogate from or otherwise prejudice the foregoing waiver. Each of the Buyer and the Issuers hereby represents to Seller that none of the Buyer, Series U or Series R has voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any of its applicable Released Matters and that, to the actual knowledge of the Buyer, Series U or Series R, respectively, no Person other than the Buyer, Series U or Series R, respectively, has any interest in such Released Matters by applicable Law or Contract by virtue of any action or inaction by the Buyer, Series U or Series R, respectively, in a manner that would derogate from or otherwise prejudice the foregoing waiver.

(e)            Notwithstanding anything to the contrary in this Section 4.3, (i) the Released Matters shall exclude any Liabilities or rights of any Released Party (A) set forth in this Agreement, (B) arising out of actions or omissions occurring after the Closing, (C) arising out of, or resulting from, fraud of the applicable released Persons, or (D) arising out of, resulting from, or relating to Contracts entered into in the Ordinary Course of Business; (ii) the Seller Released Matters shall exclude (A) any Liabilities or rights of any of Seller or any observer appointed by Seller under Section 2.8 of the UM Partners LLCA or Section 2.8 of the SRS Leasing LLCA, and any Liabilities, rights, defenses or counterclaims relating to any matters under Section 4.3(e)(iii) (including those arising under the UM Partners LLCA, the SRS Leasing LLCA, the Securities Purchase Agreement or applicable law); and (iii) the Issuers Released Matters shall exclude any Liabilities or rights of any Issuers Released Party (X) under Section 5.5 of the UM Partners LLCA and Section 5.5 of the SRS Leasing LLCA, including any imputed underpayments (within the meaning of Section 6225 of the of Code) , or (Y) under Section 8.5 and Section 8.6 of the UM Partners LLCA and Section 8.5 and Section 8.6 of the SRS Leasing LLCA , in each case, with respect to items of income, gain, loss, deduction and credit (or adjustments thereto) of the Issuers or SRS (or an entity treated as a partnership, for U.S. federal income tax purposes, in which the Issuers hold (or have held) or SRS holds (or has held) an interest) that are attributable, for U.S. federal and applicable state and local income tax purposes, to the period of time during which the Seller held its interest in the Issuers and SRS during 2019 and the Issuers in 2020, assuming the closing of the books method of accounting, and otherwise allocable (or determined as allocable by any such subsequent adjustment) to the Seller. Nothing in this Section 4.3 shall waive, release, discharge, limit, modify, restrict, operate as a waiver with respect to or otherwise affect any Liabilities or rights referred to in the immediately preceding sentence. The invalidity or unenforceability of any part of this Section 4.3 shall not affect the validity or enforceability of the remainder of this Section 4.3, which shall remain in full force and effect.

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(f)            No Liability or cause of actions arising from any Released Matters shall be released, waived or discharged by virtue of this Section 4.3 at any time prior to the Closing. Furthermore, if this Agreement is terminated prior to the Closing, the provisions set forth in this Section 4.3 shall be null and void ab initio.

4.4            Consent; Waiver; Termination of Other Agreements.

(a)            Effective as of the Closing, each of Seller and each Issuer hereby (i) consents to and approves the purchase by the Buyer from Seller of the UM Partners Units and the other transactions contemplated by this Agreement, notwithstanding any provisions to the contrary set forth in the UM Partners LLCA, (ii) waives any and all transfer and other restrictions under the UM Partners LLCA to the extent such restrictions relate to the purchase by the Buyer from Seller of the UM Partners Units and the other transactions contemplated by this Agreement, and (iii) agrees that Seller shall no longer be a party to, be bound by or have any rights or obligations under, the UM Partners LLCA, except as set forth in this Agreement. At all times prior to the Closing, Seller shall remain a party to the UM Partners LLCA, and all of Seller’s rights and obligations under the UM Partners LLCA shall remain in full force and effect.

(b)            Each of Seller and each Issuer hereby agrees that the Securities Purchase Agreement and all Contracts, certificates or other documents entered into or delivered in connection with the Securities Purchase Agreement (other than the UM Partners LLCA), and all of the respective rights, duties and Liabilities of such Parties thereunder, shall (i) at all times prior to the Closing, remain in full force and effect, and (ii) effective as of the Closing, be forever, fully and completely waived and terminated and of no further force or effect.

(c)            If this Agreement is terminated prior to the Closing, the provisions set forth in this Section 4.4 shall be null and void ab initio.

4.5            Post-Closing Confidentiality. After the Closing, Seller shall continue to comply with Section 8.23 of the UM Partners LLCA (including to maintain the confidentiality of all Confidential Information (as defined in Section 8.23 of the UM Partners LLCA, but also including the terms of this Agreement), including all such Confidential Information which remains in the possession of Seller).

4.6            Business Combination Agreement. The BCA Closing shall occur substantially simultaneously with the Closing.

5.            Termination.

5.1            Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

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(a)            automatically and without any action or notice by any of the Parties, if the Business Combination Agreement shall have been terminated in accordance with Article XI thereof;

(b)            by mutual written consent of the Buyer and Seller; and

(c)            by the Buyer or Seller, if the Closing shall not have occurred by the twelve (12) month anniversary of the Effective Date; provided, that such right to terminate this Agreement under this Section 5.1(c) shall not be available to a Party that has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

5.2            Notice of Termination. Each Party may exercise the right to terminate this Agreement pursuant to and to the extent required under Section 5.1 by providing written notice of termination from time to time to the other Parties, which notice shall specify the basis for termination.

5.3            Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 5, this Agreement shall have no further force or effect, and there shall be no further Liability on the part of any Party to any other Person in respect hereof; provided, that the covenants, obligations and agreements set forth in Section 4.2 (Public Announcements; Press Releases), Article 6 (Miscellaneous) and in this Section 5.3 shall survive the termination of this Agreement; provided further, that, except as otherwise provided herein, no such termination shall relieve any Party of any Liability resulting from any breach of this Agreement prior to the time of such termination.

6.            Miscellaneous.

6.1            Survival of Representations, Warranties and Covenants. None of the representations and warranties, or any of the covenants, obligations or agreements that are required to be performed prior to the Closing, set forth in this Agreement or in any other agreements, certificates, instruments and documents to be entered into pursuant hereto, including, without limitation, any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements, shall survive the Closing. The covenants, obligations and agreements of the Parties that are required to be performed at or after the Closing pursuant to this Agreement or any other agreements, certificates, instruments and documents to be entered into pursuant hereto shall survive the Closing until fully performed.

6.2            Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 6.2, notices, demands and other communications to the Buyer, Seller and the Issuers shall be sent to the addresses indicated below:

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if to the Buyer, to:

Collier Creek Holdings

200 Park Avenue, 58th Floor

New York, NY 10166

Attention: Jason K. Giordano

Email: giordano@cc.capital

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Peter Martelli, P.C.
                   Lauren M. Colasacco, P.C.
E-mail: peter.martelli@kirkland.com
             lauren.colasacco@kirkland.com

if to Seller, to:

BSOF SN LLC

c/o Akin Gump Strauss Hauer & Feld LLP

1999 Avenue of the Stars, Suite 600

Los Angeles, CA 90067

Attention: David Antheil

Email: dantheil@akingump.com

if to Series U or Series R, to:

Series U of UM Partners, LLC

900 High Street

Hanover, PA 17331

Attention: Dylan Lissette

Email: dlissette@utzsnacks.com

with a copy (which shall not constitute notice) to:

Cozen O’Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention: Larry Laubach

Email: llaubach@cozen.com

6.3            Counterparts; Electronic Delivery. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense

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6.4            Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of each of the Buyer, Seller and the Issuers, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Seller may assign or delegate any and all of its rights under this Agreement to one or more of its Affiliates without the consent of any other Party. Any purported assignment or delegation not permitted under this Section 6.4 shall be null and void ab initio.

6.5            Entire Agreement; No Third Party Beneficiaries. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Except for the rights, and duties or obligations owed to, Seller under the UM Partners LLCA (which rights, duties and obligations shall (a) remain in full force and effect at all times prior to the Closing and (b) terminate effective at the Closing in accordance with the terms of this Agreement), the Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the terms and provisions of this Agreement, and disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than each Released Party enforcing its rights under Section 4.3 and each Non-Party Affiliate enforcing its rights under Section 6.11).

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6.6            Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated BY THIS AGREEMENT and/or the relationships established among the parties hereunder. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 6.6, however, shall affect the right of any Party to serve legal process in any manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any manner provided by Law or at equity.

6.7            Trust Account Waiver. Seller acknowledges that the Buyer has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the Buyer’s public stockholders upon the redemption of their respective shares in the Buyer and (ii) the underwriters of the Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) between the Buyer and Seller and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter in this Agreement, and Seller further intends and understands such waiver to be valid, binding and enforceable against Seller and its Affiliates that it has the authority to bind under applicable Law. To the extent Seller or any of its Affiliates that Seller has the authority to bind commences any action or proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to discussions, contracts or agreements (including this Agreement) between the Buyer and Seller, which Proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, Seller hereby acknowledges and agrees that Seller’s and its Affiliates’ sole remedy shall be against assets of the Buyer (excluding the assets in the Trust Account) and that such claim shall not permit Seller or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

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6.8            Fees and Expenses. Each of the Parties shall be responsible for all fees and expenses incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not the Closing is consummated. Notwithstanding the immediately preceding sentence, the Issuers shall jointly and severally pay to Seller an amount equal to all fees and expenses incurred by Seller and its Affiliates in connection with this Agreement, promptly after receipt from Seller of invoices and other supporting documentation setting forth such fees and expenses in reasonable detail; provided, that the obligations of the Issuers pursuant to this sentence shall in no event exceed Fifty Thousand Dollars ($50,000).

6.9            Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, signed by the Buyer, Seller and the Issuers. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

6.10           Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, unless this Agreement has been terminated, each Party agrees that each other Party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to seek specific enforcement of this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.10 shall not be required to provide any bond or other security in connection with any such injunction.

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6.11           No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that no Party has any rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract, equity or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or any agreements, certificates, instruments and documents delivered pursuant hereto or the transactions contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract, equity or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms, conditions and limitations set forth herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 6.11.

6.12           Tax Matters.

(a)            For U.S. federal and applicable state and local income tax purposes, the Parties agree that (i) the purchase and sale of the UM Partners Units pursuant to this Agreement shall be treated as a sale of partnership interests in Series U and Series R from Seller to the Buyer in exchange for the Purchase Price in a transaction described in Section 741 of the Code, and (ii) the distributive share of income, gain, loss, deduction and credit of Series R and Series U for the taxable year that includes the Closing Date allocable to Seller shall be determined by using the interim closing of the books method, as provided for in Section 706 of the Code and the Treasury Regulations thereunder (or any similar provision of applicable state or local law). In addition, for U.S. federal and applicable state and local income tax purposes, the Issuers and Buyer agree that, as a result of the Redemption occurring immediately after the transactions contemplated by this Agreement, the Buyer shall not be allocated any taxable income, gain, loss, deduction or credit of Series U or Series R, however the Buyer shall be allocated book-up gain, if any, resulting from the transactions contemplated by this Agreement under Section 704(b) of the Code and applicable Treasury Regulations thereunder (collectively, the “Tax Positions”).

(b)            The Issuers and Buyer (and Seller solely for purposes of the first sentence of Section 6.12(a)) shall and shall cause each of their respective applicable Affiliates to, (i) prepare and file all tax returns consistent with the Tax Positions, (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity inconsistent with the Tax Positions, and (iii) promptly inform the other Parties of any challenge by any Governmental Entity to any portion of the Tax Positions.

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(c)            Each of Series R and Series U shall: (i) in respect of its taxable year that includes the Closing Date, furnish to Seller a final Schedule K-1 for such taxable year (respectively, the “Series R Schedule K-1” and the “Series U Schedule K-1”) and reasonable estimates of the information to be shown thereon, no later than the date on which such schedule or information, as applicable, is provided to other members of such Issuer; and (ii) provide such information as is reasonably requested by Seller and reasonably necessary for the filing of any tax return by Seller in relation to the applicable Issuer. Unless otherwise required by applicable law, Seller shall, in its income tax return and other statements filed with the Internal Revenue Service or other taxing authority report all tax items in accordance with the treatment of such items by the Issuers as reflected on the Series R Schedule K-1 and the Series U Schedule K-1.

(d)            The Issuers shall prepare, or cause a third party to prepare on behalf of the Issuers, a draft schedule (the “Allocation Schedule”): (i) allocating the Purchase Price among Series R Preferred, Series U Preferred, Series R Common Series U Common; (ii) allocating the Purchase Price (including assumed liabilities) among each Issuer’s assets in accordance with the requirements of Section 751 of the Code; and (iii) specifying the classification of each Issuer’s asset for purposes of Section 751(a) of the Code. No later than thirty (30) days prior to the filing of tax returns of the Issuers for the year of the sale, the Issuers shall make such draft Allocation Schedule available to the Seller for review and comment and shall cooperate with Seller and its advisers in the preparation of the final Allocation Schedule (including by considering in good faith Seller’s comments to such Allocation Schedule). Unless otherwise required by applicable Law, the Parties shall file all tax returns (including amended returns and claims for refund) in a manner consistent with such Allocation Schedule, and shall use their respective reasonable best efforts to sustain such allocation in any subsequent tax audit or tax dispute.

(e)            Except as otherwise required by applicable law, the Issuers shall not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), provide consent to any action requiring consent of the Issuers under Section 9.1 of the Business Combination Agreement if such action relates to partnership related items during the period of time Seller held its interest in the Issuers that would have a material adverse and disproportionate tax effect on the Seller.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

tHE BUYER:

Collier Creek Holdings

By:	/s/ Jason K. Giordano
	Name:	Jason K. Giordano
	Title:	Co-Executive Chairman

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

BSOF SN LLC

By:	/s/ Peter Koffler
	Name:	Peter Koffler
	Title:	Authorized Signatory

IN WITNESS WHEREOF, Series U and Series R hereby agree to be bound solely by the terms of Article 1, Article 4, Article 5 and Article 6 of this Agreement to the extent referenced therein as of the date first above written.

SERIES U OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
	Name:	Dylan B. Lissette
	Title:	President and Chief Executive Officer

SERIES R OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
	Name:	Dylan B. Lissette
	Title:	President and Chief Executive Officer

EXHIBIT A

CALCULATION OF PURCHASE PRICE

[See attached.]

EXHIBIT B

Assignment of UM PartnerS units

[See attached.]

EXHIBIT C

SELLER BRING-DOWN CERTIFICATE

[See attached.]

EXHIBIT D

Buyer BRING-DOWN CERTIFICATE

[See attached.]